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NEWS RELEASE

SHAW ANNOUNCES ONTARIO SUPERIOR COURT APPROVES CANWEST PLAN OF COMPROMISE, ARRANGEMENT AND
REORGANIZATION

Calgary, Alberta (July 28, 2010) – Shaw Communications Inc. (“Shaw”) announced today that the Ontario Superior Court of Justice (Commercial List) issued a sanction order approving the restated consolidated plan of compromise, arrangement and reorganization relating to Canwest Global Communications Corp. (“Canwest”), Canwest Media Inc. and certain of its subsidiaries (collectively, the “CMI Entities”). Previously, Shaw announced that it had entered into agreements regarding the acquisition of 100% of the over-the-air and specialty television businesses of Canwest, including all of the equity interests in CW Investments Co., the Canwest subsidiary that owns a portfolio of specialty television channels.

“This is another important step forward with respect to the CMI Entities emerging from the Companies’ Creditors Arrangement Act process and we look forward to closing the transaction once all necessary regulatory reviews have been concluded, including approvals from the Canadian Radio-television and Telecommunications Commission (“CRTC”) and the Competition Bureau. The CRTC has announced a public hearing, on September 20, to consider Shaw’s application to assume control of Restructured Canwest and once approval is received we will be in a position to close the transaction and begin focusing on the operations and integration of Restructured Canwest”, said Jim Shaw, CEO and Vice Chair of Shaw.

Shaw Communications Inc. is a diversified communications company whose core business is providing broadband cable television, High-Speed Internet, Digital Phone, telecommunications services (through Shaw Business Solutions) and satellite direct-to-home services (through Shaw Direct).  Shaw serves 3.4 million customers, including 1.8 million Internet subscribers and over 1.0 million Digital Phone customers, through a reliable and extensive network, which comprises 625,000 kilometres of fibre.  Shaw is traded on the Toronto and New York stock exchanges and is included in the S&P/TSX 60 Index (Symbol:  TSX – SJR.B, NYSE – SJR).

For further information, please contact:

Shaw Investor Relations
investor.relations@sjrb.ca